Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Contact Information:
ESS Technology, Inc.	Rebecca Mack
Investor Relations	Bergman Mack & Associates
(510) 492-1161	(949) 981-4496
rebecca@bergmanmack.com
ESS TECHNOLOGY RECEIVES STAFF DETERMINATION
LETTER FROM NASDAQ
     FREMONT, Calif., January 9, 2008 — ESS Technology, Inc. (Nasdaq: ESST) today announced that on January 3, 2008 it received a Nasdaq Staff Determination letter indicating that ESS is not currently in compliance with Nasdaq’s requirements for continued listing as set forth in Marketplace Rules 4350(e) and 4350(g) due to ESS’s failure to hold its annual meeting of shareholders and to solicit proxies from its shareholders and that its securities are subject to delisting from the Nasdaq Stock Market. ESS will initiate the appeal process by requesting a hearing before the Nasdaq Listing Qualifications Panel in response to the letter. Pending a decision by the panel, ESS shares will remain listed on the Nasdaq Stock Market. There can be no assurance the panel will grant the Company’s request for continued listing.
     The Company stated that the reason for the delay in setting the annual meeting of shareholders was the activities of the Company’s Strategic Transaction Committee which, as previously disclosed, continues to be actively engaged in exploring the Company’s strategic alternatives. The Company stated that it did not wish to ask its shareholders to hold their annual meeting until the Board of Directors could report to the shareholders its decision as to strategic alternatives.
About ESS Technology
     ESS Technology, Inc. designs and markets high-performance digital video processors for the consumer market.
     ESS, headquartered in Fremont, California, has R&D, sales, and technical support offices worldwide. ESS Technology’s common stock is traded on the Nasdaq Global Market under the symbol “ESST”. ESS Technology’s web site address is: http://www.esstech.com.